Exhibit 99

                   National Lampoon Acquires Drunk University

                 Continues to Aggressively Grow Online Platform

    LOS ANGELES--(BUSINESS WIRE)--May 8, 2007--National Lampoon, Inc. (AMEX:NLN), the most widely recognized brand in comedy, today announced that it has acquired the website, Drunk University
(www.drunkuniversity.com), for an undisclosed sum. Drunk University launched in 2002 and attracts more than 5 million page views every month.

    Drunk University is one of the Internet's leading college humor sites. Users can submit and browse photo galleries, post videos, chat in the Drunk University forum, read stories, and search for advice and drink recipes. In addition, the site's moderators are all current or former college comedy newspaper writers, and post original online editorial content.

    Prior to the acquisition, Drunk University had been part of the National Lampoon Humor Network, the most trafficked humor websites on the Internet.

    "Drunk University has been a strong partner in the National Lampoon Humor Network, and we have enjoyed working with co-creators Sam Elhag and Gil Shafir," said Zach Posner, National Lampoon Vice-President, Corporate Development. "Its content has been very popular with National Lampoon fans and we are excited to broaden our relationship with Drunk University. We plan to develop new projects that expand beyond DrunkUniversity.com, including a book to be released from National Lampoon Press in Fall 2007. We are also exploring a feature film project built around the brand."

    "We are excited to join National Lampoon and look forward to helping them continue to grow their brand in the college market," said Elhag and Shafir.

    "We are looking forward to continuing our relationship with Drunk University, and we welcome both Sam and Gil to the National Lampoon family," said National Lampoon Chief Executive Officer Daniel Laikin. "As part of our expanding digital strategy, we intend to continue to use the National Lampoon Humor Network as a breeding ground for additional future acquisitions," he added.

    About National Lampoon

    National Lampoon, Inc. (AMEX:NLN) has been a dominant force in the US comedy world for almost 30 years and is currently active in a broad array of media and entertainment segments, including feature films, television programming, online and interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. National Lampoon reaches as many as one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: Entertainment Division, College Marketing Division, and a distribution arm National Lampoon Networks, providing content traditionally through its College TV network and across new media through multiple in-house digital platforms including the broadband channel Toga TV.com, the National Lampoon video channel on AOL, and the National Lampoon Humor Network - the most trafficked humor sites on the web - along with multiple other outlets housed on its online comedy website www.nationallampoon.com.

    CONTACT: LCO PR
             Dawn Miller, 310-300-0950, x231
             dmiller@LCOonline.com
             or
             Alastair Duncan, 310-300-0950, x223
             aduncan@LCOonline.com